N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing
Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Adjustable Rate Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		3,849,845	0.12		32,142,858	9.04
Class B		   681,019	0.08		  6,271,330	9.04
Class C		3,444,303	0.08		40,090,662	9.04
Class I		6,422,392	0.13		45,742,830	9.04
Class IS	1,213,627	0.12		  5,993,525	9.04


Evergreen Short Intermediate Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		358,018		0.09		3,814,363	4.92
Class B		 37,902		0.07		  506,533	4.92
Class C		156,123		0.07		2,690,742	4.92
Class I		900,675		0.10		7,489,841	4.92
Class IS	108,467		0.09		1,159,764	4.92